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Exhibit 4.36

SECOND AMENDMENT TO SECURITIES PURCHASE AGREEMENT

        This SECOND AMENDMENT TO SECURITIES PURCHASE AGREEMENT dated as of August 30, 2002 (this "Amendment"), among Alternative Resources Corporation, a Delaware corporation (the "Company"), with headquarters located at 600 Hart Road, Suite 300, Barrington, Illinois 60010, Wynnchurch Capital Partners, L.P., a Delaware limited partnership and Wynnchurch Capital Partners Canada, L.P., an Alberta, Canada limited partnership (each a "Purchaser," and collectively, the "Purchasers"), amends the Securities Purchase Agreement dated as of January 31, 2002, as amended by the First Amendment to Securities Purchase Agreement and Waiver dated August 8, 2002 (the "Securities Purchase Agreement"), between the Company and the Purchasers.

        WHEREAS, the Company and the Purchasers desire to amend certain provisions of the Securities Purchase Agreement, all subject to the terms, conditions and limitations set forth herein;

        NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, the parties hereby agree as follows:

        1.    Capitalized Terms.

        Capitalized terms used herein which are defined in the Securities Purchase Agreement have the same meanings herein as therein, except to the extent that such meanings are amended hereby. The Securities Purchase Agreement, together with the Notes, the Warrants, the Subordination Agreement and any other related documents are referred to herein as the "Subordinated Debt Documents."

        2.    Amendment.

        The Company and the Purchasers agree that Section 7.5(h)(iii) of the Securities Purchase Agreement is hereby amended and restated in its entirety to read as follows:

    "(iii) Fixed Charge Coverage Shortfall. The amount by which (i) the aggregate Fixed Charges of the Company and its subsidiaries, for each fiscal period set forth below, exceeds (ii) the total of (w) the consolidated EBITDA of the Company and its subsidiaries, for each such period (determined on a consolidated basis without duplication in accordance with GAAP) minus (x) the aggregate amount of all Non-Financed Capital Expenditures during such period minus (y) the aggregate amount paid, or required to be paid (without duplication), in cash in respect of the current portion of all income taxes for such period minus (z) the aggregate amount of dividends and distributions permitted to be paid under Section 8.6 of the Credit Agreement and actually paid in cash during such period shall not be greater than the maximum shortfall amount set opposite such fiscal period:

Fiscal Period	Maximum Shortfall Amount
July 1 through July 31, 2002	$262,500
July 1 through August 31, 2002	$157,500
July 1 through September 30, 2002	$262,500	"

        3.    No Default; Representations and Warranties, etc.

        The Company hereby represents, warrants and confirms that: (a) the representations and warranties of the Company contained in Article 3 of the Securities Purchase Agreement are true and correct on and as of the date hereof as if made on such date (except to the extent that such representations and warranties expressly relate to an earlier date); (b) after giving effect to this Amendment, the Company is in compliance with all of the terms and provisions set forth in the Securities Purchase Agreement and the other Subordinated Debt Documents; (c) after giving effect to this Amendment, no Event of Default (as defined in the Notes) has occurred and is continuing; and (d) the execution, delivery and performance by the Company of this Amendment (i) have been duly authorized by all necessary action on the part of the Company, (ii) will not violate any applicable law or regulation or the organizational documents of the Company or any of its subsidiaries, (iii) will not violate or result in a default under any indenture, agreement or other instrument binding on the Company or any of its assets, including without limitation, the Credit Agreement or any other Loan Document (as defined in the Credit Agreement), and (iv) do not require any consent, waiver or approval of or by any person (other than the Purchasers) which has not been obtained.

        4.    Miscellaneous.

        (a)  Except as specifically amended hereby, all of the terms and provisions of the Securities Purchase Agreement, the other Subordinated Debt Documents and all related documents, shall remain in full force and effect.

        (b)  This Amendment may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but all counterparts shall together constitute one instrument. Delivery of an executed signature page hereto by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

        (c)  This Amendment shall be governed by the laws of the State of Illinois and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

[Remainder of Page Left Intentionally Blank]

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

COMPANY:
ALTERNATIVE RESOURCES CORPORATION
By:

Name:

Title:

PURCHASERS:
WYNNCHURCH CAPITAL PARTNERS, L.P.
By:	Wynnchurch Partners, L.P., its general partner
By:	Wynnchurch Management Inc., its general partner
By:

Name:

Title:

WYNNCHURCH CAPITAL PARTNERS CANADA, L.P.
By:	Wynnchurch Partners Canada, L.P., its general partner
By:	Wynnchurch GP Canada, Inc., its general partner
By:

Name:

Title:

3

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SECOND AMENDMENT TO SECURITIES PURCHASE AGREEMENT